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Exhibit 23.2

[Letterhead of Tanner LLC]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the "Registration Statement") of Mines Management, Inc. (the "Company"), and any prospectus or supplement thereto, of our report dated April 1, 2013, with respect to the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the years then ended included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, and the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Tanner LLC

Salt Lake City, Utah
August 26, 2013

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm